Exhibit 10.3

AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT, dated as of DECEMBER 10, 2013, is entered into between MIDLAND STATES BANCORP, INC., an Illinois corporation (the “Company”), and the RICHARD E. WORKMAN 2001 TRUST, an Illinois trust dated July 4, 2001 (the “Initial Holder”).

WHEREAS, the parties previously entered into that certain Registration Rights Agreement, dated as of January 18, 2011, as amended by that certain Amendment Agreement dated May 11, 2011, providing the Initial Holder certain registration rights with respect to all shares of the Company’s common stock. $2.00 par value per share (“Common Stock”), held by the Initial Holder, including any shares of Common Stock obtained through the conversion of any shares of the Company’s preferred stock held by the Initial Holder (as previously amended, the “Registration Rights Agreement”); and

WHEREAS, the Company has requested that the Initial Holder (i) convert all of its shares of the Company’s Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (the “Early Conversion”); (ii) elect to take all dividends payable in connection with the Early Conversion in the form of additional shares of the Company’s Common Stock, as described in the Notice of Early Conversion, dated November 7, 2013 (the “Additional Share Election”); and (iii) subscribe for additional shares of the Company’s common stock pursuant to the terms of a Private Placement Memorandum dated November 7, 2013 in an amount not less than $1.0 million (the “Additional Subscription”); and

WHEREAS, the Initial Holder is willing to effect the Early Conversion, the Additional Share Election and the Additional Subscription, provided the Company is willing to amend the Registration Rights Agreement in the manner set forth below.

NOW THEREFORE, for good and valuable consideration and intending to be legally bound, the parties agree as follows:

1.                                      Upon the closing of the Early Conversion, the Additional Share Election and the Additional Subscription:

(a)                                 the following definitions shall automatically be deemed to have been added to the Registration Rights Agreement:

“Additional Share Election” means the election of the Initial Holder to take, in the form of additional shares of Common Stock, all dividends payable in connection with the Initial Holder’s early conversion of its shares of Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, as described in the Notice of Early Conversion, dated November 7, 2013.

“Additional Subscription” means the subscription by the Initial Holder to purchase additional shares of Common Stock, in an amount not less than $1 million, pursuant to the terms of the Private Placement Memorandum of the Company, dated November 7, 2013.

(b)                                 the following definition set forth in Section 1.1 of the Registration Rights Agreement shall automatically be deemed to have been deleted in its entirety and replaced with the following:

“Registrable Securities” means any shares of Common Stock: (a) held by the Initial Holder at any time, including any shares of Common Stock issued or issuable upon, or in connection with, the conversion of the Series C Preferred Stock currently held by the Initial Holder, including any shares of Common Stock issued pursuant to the Additional Share Election; (b) issued or issuable upon, or in connection with, the conversion of any shares of Series E Preferred Stock or Series F Preferred Stock acquired or that may be acquired by any Holder upon the exercise of a Warrant, including any shares of Common Stock issued pursuant to the Additional Share Election; (c) issued pursuant to the Additional Subscription; or (d) issued or issuable with respect to any shares of Common Stock referred to in the preceding clauses (a), (b) and (c) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.  As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities have been sold pursuant to such registration statement, (ii) such securities shall have been sold to the public pursuant to Rule 144, (iii) such securities shall have ceased to be outstanding, or (iv) such securities have been transferred in a transaction in which the transferor’s rights hereunder are not assigned to a transferee or transferees in accordance with Section 6 hereof.  For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (by conversion, exercise or otherwise, including successive exercises and conversions), whether or not such acquisition has actually been effected;

(c)                                  Section 6 of the Registration Rights Agreement shall automatically be deemed to have been deleted in its entirety and replaced with the following:

6.                                      ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Any Holder (including the Initial Holder) may assign any or all of its rights hereunder (but only with all related obligations) to an Affiliate or to any other Person or Persons to whom the Holder transfers or assigns (i) the Warrants, in whole or in part, in accordance with the terms and conditions thereof, or (ii) any Registrable Securities, with respect to any Registrable Securities acquired by such

Person or Persons as a result of such transfer or assignment; provided that (i) the Company is, within thirty (30) Business Days after such transfer or assignment, furnished with written notice of the name and address of such transferee(s) or assignee(s) and the securities with respect to which such registration rights are being assigned and (ii) each such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement through the execution and delivery of a joinder, substantially in the form of Exhibit A hereto; and

(d)                                 Section 7 of the Registration Rights Agreement shall automatically be deemed to have been deleted in its entirety and replaced with the following:

7.                                      TERM.  This Agreement shall terminate on the earlier of: (i) the fifth (5th) anniversary of the effective date of the registration statement with respect to the Initial Public Offering; and (ii) the date on which no Holder owns any Registrable Securities; provided, that, the indemnification rights and obligations pursuant to Section 2.5, as well as the Company’s obligations to pay Registration Expenses pursuant to this Agreement, shall survive with respect to any registration statement in which any Registrable Securities of the Holders were included; and provided further, that the Company shall be obligated to comply with any request for registration of Registrable Securities received under Section 2.1(a) or 2.2(a) prior to such termination date, whether or not such registration has been completed by the date on which this Agreement terminates.

2.                                      Except as expressly amended herein, the Registration Rights Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to Registration Rights Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

MIDLAND STATES BANCORP, INC.

By:	/s/ Jeff Ludwig
Name:	Jeff Ludwig
Title:	EVP, CFO

RICHARD E. WORKMAN 2001 TRUST

By:	/s/ Richard E. Workman
Name:	Richard E. Workman
Title:	Trustee